[LOGO] TIME WARNER TELECOM

FOR MORE INFORMATION CONTACT:
MEDIA                                        INVESTORS
Tom Henley                              Mark Peters
(303) 566-1692                          (303) 566-1545
email: tom.henley@twtelecom.com         email: mark.peters@twtelecom.com


FOR IMMEDIATE RELEASE: JANUARY 18, 2001

          TIME WARNER TELECOM PLANS PUBLIC OFFERING OF CLASS A COMMON
                                     STOCK

     LITTLETON, Colorado - January 18, 2001 - Time Warner Telecom Inc. (Nasdaq: TWTC), a leader in providing local and regional optical broadband networks and services to business customers, today announced that it plans to make a public offering of 4,400,000 shares of its Class A common stock. All the shares will be offered by Time Warner Telecom.

     The net proceeds from this offering will be used to repay a portion of the $700 million senior unsecured bridge loan facility, which Time Warner Telecom used to finance the purchase of substantially all the assets of GST Telecommunications Inc. The underwriters will be granted an over-allotment option of up to 660,000 additional shares of Class A common stock. Morgan Stanley Dean Witter will act as lead manager, and Lehman Brothers, JP Morgan and Bear, Stearns & Co. Inc. will serve as co-managers.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these shares in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification of such shares under the securities laws of any such state. A shelf registration statement relating to the shares that Time Warner Telecom intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all will be made only by means of prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of a prospectus with respect to this offering may be obtained from Morgan Stanley Dean Witter, attention:
Prospectus Department, 1585 Broadway, New York, NY 10036, 212-761-8570.

     ABOUT TIME WARNER TELECOM INC.
     Time Warner Telecom Inc., headquartered in Littleton, Colo., builds local and regional optical networks and delivers "last-mile" broadband data, dedicated Internet access and voice

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services for businesses. On January 10, 2001, Time Warner Telecom completed the acquisition of substantially all the assets of GST Telecommunications, Inc. out of bankruptcy. Time Warner Telecom now serves customers in 39 U.S. metropolitan service areas. Time Warner Telecom will begin offering service in Denver, Chicago, Atlanta, Minneapolis and Columbia, S.C. in 2001.

     This press release includes Forward-Looking Statements. The words "believes," "expects," "intend," "anticipate," "will" and "project" and other similar expressions identify forward-looking statements, which speak only as of the date the statements was made. Time Warner Telecom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, competition and other risks detailed from time to time in Time Warner Telecom's filings with the Securities and Exchange Commission.

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